SOVEREIGN SPECIALTY CHEMICALS UPDATES FIRST QUARTER OPERATING RESULTS

CHICAGO, May 8 /PRNewswire/ -- Sovereign Specialty Chemicals, Inc. announced its operating results for the quarter ended March 31, 2002. The company will host a conference call on May 9 at 10:00 a.m. (Chicago time) to discuss these results. Details for the conference call follow:

     Date:       Thursday, May 9, 2002
     Time:       10:00 a.m. CDT
     Dial-in:    (913) 981-5544, code 571530
     Replay:     (719) 457-0820, code 571530

Commenting on the results for the first quarter, Robert Covalt, Sovereign's chairman and CEO, said: "We had a solid first quarter with sales of $86.7 million and EBITDA of $8.8 million excluding $0.4 million of one-time costs associated with hiring a senior executive."

Mr. Covalt added: "These results were encouraging given the mixed economic environment we experienced during the quarter. Compared to the fourth quarter, revenues were up almost four percent, and EBITDA was up sharply reflecting lower raw material costs, better operating performance and lower one-time expenses. Compared to the first quarter of 2001, sales were down 2.5 percent, but our profitability held up as a result of our earlier actions to reduce costs. Our Construction segment continued to perform well with sales and EBITDA up year-to-year reflecting the benefit of a stable housing market and lower raw material costs. The Commercial segment showed solid improvement over the fourth quarter with higher sales, lower raw material costs and lower operating expenses. We continue to expect our operating income and EBITDA to show solid year-to-year improvement during the remaining quarters of 2002. Order and shipment activity in April strengthened in line with our normal seasonal pattern of the June and September quarters being our strongest periods."

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     Income Statement Summary
     (Dollars in Millions)
                                         Three months ended March 31
                                          2002                   2001

                                      (Unaudited)             (Unaudited)
Net sales                               $86.7                    $88.9
Cost of goods sold                       63.1                     64.8
Gross profit                             23.6                     24.1
Operating expenses                       17.7                     19.5
Operating income                          5.9                      4.6
Interest expense, net                    (6.4)                    (7.0)
Income (loss) before income taxes
  and extraordinary loss                 (0.5)                    (2.4)
Income taxes                             (0.2)                     0.7
Net income (loss)                       ($0.3)                   ($3.1)

Selected Balance Sheet and Cash Flow Information
(Dollars in Millions)

                                         March 31                December 31
                                           2002                     2001
                                        (Unaudited)              (Unaudited)
Cash and cash equivalents                  $3.7                     $15.6
Receivables                                58.4                      55.9
Inventories                                38.7                      37.8
Payables                                   31.7                      30.6
Total debt                                245.3                     252.1

                                            Three months ended March 31
                                           2002                     2001
                                        (Unaudited)              (Unaudited)
Depreciation and amortization               2.5                      4.7
Capital expenditures                        0.7                      1.8
Amortization of def. financing costs        0.4                      0.3

Sovereign Specialty Chemicals, Inc. is a leading developer and supplier of high-performance specialty adhesives, coatings and sealants serving three markets: Packaging and Converting, Industrial and Construction. Since 1996, Sovereign has grown rapidly - through the strategic acquisition of established niche leaders - to become the largest privately owned adhesives manufacturer in the United States and one of the largest adhesives manufacturers in the world, public or private. Headquartered in Chicago, Illinois, USA, Sovereign comprises over 1,000 employees working in 20 manufacturing and sales facilities worldwide to support thousands of customers.

Sovereign's controlling investor is AEA Investors Inc., one of the most experienced private equity investment firms in the world. AEA's group of investors includes a global network of important business leaders, family groups, endowment funds, and select institutions.

Any forward-looking statements made in this release involve potential risks and uncertainties and are based on management's beliefs, information currently available to management and a number of management assumptions concerning future events. Actual results may vary materially due to changes in sales volumes, raw material and energy costs, foreign currency exchange rates, global economic demand, selling prices, competitive pressures, and changes in technology. Additional factors that may cause our actual results to vary are detailed in Sovereign's filings with the SEC, including the Form 10-K for the year ended December 31, 2001 and exhibit 99.1 to that report.

SOURCE: Sovereign Specialty Chemicals, Inc.